COMMERCIAL TERM PROMISSORY NOTE

$2,000,000.00                                           Worcester, Massachusetts
                                                        February 27,  2001

     For value received MATEC CORPORATION a Maryland corporation duly qualified to do business in the Commonwealth of Massachusetts and VALPEY FISHER CORPORATION a Massachusetts corporation, each having an address of 75 South Street, Hopkinton, Massachusetts (collectively the "Borrowers" and each a "Borrower") hereby jointly and severally promise to pay to the order of FIRST MASSACHUSETTS BANK, N.A. (herein, together with its successors, assigns and any future holder hereof, the "Bank"), at the offices of the Bank located at 370 Main Street, Worcester, Massachusetts 01608, or at such other address as the holder hereof may designate, the principal sum of Two Million and 00/100 ($2,000,000.00) Dollars, or the aggregate unpaid principal amount of all advances made by the Bank to one or both of the Borrowers hereunder, whichever is less, together with interest on the unpaid principal balance at 6.62% per annum all as provided herein in lawful money of the United States and in immediately available funds.

     This Note evidences the Borrowers' indebtedness under a term loan made by the Bank to the Borrowers of even date herewith to be used for general corporate purposes (the "Term Loan"). Subject to the terms and conditions set forth herein and in the Loan Agreement of even date herewith between the Borrowers and the Bank (as the same may be amended or modified from time to time, the "Loan Agreement"), the Borrowers may request advances and borrow funds under the Term Loan pursuant to two loan requests (unless additional requests are permitted by the Bank in its discretion), one dated of even date hereof and a second to be made within ninety (90) days of the date of this Note. Any privilege of the Borrower to make requests for advances under the Term Loan shall terminate ninety (90) days from the date of this Note or at the Bank's option, the earlier occurrence of an Event of Default as hereafter defined. The Loan Advance requests shall be made in accordance with and shall be subject to the terms and conditions of this Note and the Loan Agreement. The date upon which the second loan advance request is made shall be called the "Conversion Date". The aggregate amount of all advances at any one time outstanding under the Term Loan evidenced by the Note shall not exceed the face amount of this Note. Should the amount of said advances at any time exceed such amount, however, the Borrowers shall be obligated to immediately pay to the Bank the amount of such excess. Amounts repaid by the Borrowers under this Note may not be reborrowed.

     Interest on the outstanding principal of all advances hereunder shall be due and payable commencing March 27, 2001 and continuing monthly thereafter on the same day of each succeeding month (the "Payment Date").

     Commencing on March 27, 2001, and continuing monthly thereafter on each Payment Date prior to the Conversion Date (or the Maturity Date if no Conversion Date occurs), principal shall be due and payable on each Payment Date, each said payments shall be in an amount equal to $16,666.66. From and after the Conversion Date, principal shall continue to be due and payable on each Payment Date, but each such payments shall be in an amount equal to the outstanding principal balance of this Note on the Conversion Date divided by the number of Payment Dates remaining from and after the Conversion Date to and including the Maturity Date. In all events, the outstanding principal balance of this Note plus accrued and unpaid interest herein and all other sums payable under this Note, unless sooner paid, shall be paid in full on February 27, 2006 (the "Maturity Date").

     Unless otherwise provided herein, all payments hereunder, including without limitation any prepayments, shall be applied first to the payment of premiums, fees and expenses due from the Borrowers to the Bank, next to interest due on the unpaid principal balance of this Note, and then to the unpaid principal balance of this Note. Any partial prepayments of principal shall be applied to unpaid principal installments in inverse order of their maturity and shall not affect the Borrowers' obligation to pay regular installments required hereunder, until the Note is paid in full.

     This Note has been executed and delivered subject to the following further terms and conditions:

     1. LOAN AGREEMENT. This Note has been executed and delivered in accordance with the Loan Agreement which sets forth further terms and conditions upon which the entire unpaid principal hereof and all interest hereon may become due and payable prior to the Maturity Date, and generally as to further rights of the Bank and duties of the Borrowers with respect hereto. Capitalized terms not defined herein which are defined terms in the Loan Agreement shall have the meanings set forth therein.

     2. 360 DAY YEAR/DEFAULT RATE, ADVANCES, COSTS.

          (a) COMPUTATION; DEFAULT RATE. Interest on this Note shall be computed on the basis of a year of three hundred sixty (360) days and actual days elapsed. At any time after the occurrence of an Event of Default the unpaid principal balance of all advances hereunder shall, at the option of the Bank, bear interest at a rate (herein, the "Default Rate") which is four
     (4) percentage points per annum greater than that which would otherwise be applicable.

          (b) MAXIMUM RATE. Borrowers shall not be obligated to pay and Bank shall not collect interest at a rate higher than the maximum permitted by law or the maximum that will not subject Bank to any civil or criminal penalties. If for any reason, Borrowers are required, under the provisions of any Loan Document or otherwise, to pay interest at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate and any payment made in excess of such maximum rate shall be applied to principal outstanding hereunder or, if required by applicable law, shall be returned to Borrowers.

          (c) ADVANCES. The Bank is authorized (but not required) to charge principal and interest and all other amounts due under this Note to any account


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

     of a Borrower with the Bank when and as it becomes due. The Bank shall record on the books and records of the Bank an appropriate notation evidencing any advance hereunder, each repayment on account of the principal thereof, and the amount of interest paid; and the Borrowers authorize the Bank to maintain such records and agrees that the amount shown on the Bank's books and records as outstanding from time to time shall constitute the amount owing to the Bank pursuant to this Note, absent manifest error.

          (d) COSTS. The Borrowers further jointly and severally promise to pay all costs, including reasonable attorneys' fees, costs relating to the appraisal and/or valuation of assets and all reasonable costs incurred by the Bank in the preparation or modification of this Note or any other Loan Document or in the collection, defense, preservation, administration, enforcement or protection of this Note or any other Loan Document, or in the exercise of any rights and remedies under the Note and Loan Documents or in any litigation arising out of the transactions of which this Note is a part.

     3. LATE CHARGE AND DISHONORED ITEM FEE.

          (a) Whenever any payment of principal or interest due under this Note shall not be paid within fifteen (15) days of its due date, the Borrowers shall additionally pay as a late charge five percent (5%) of the amount of such payment or $50.00, whichever is greater to defray the extra cost and expense involving in handling such delinquent payment and the increased risk of non-collection.

          (b) Borrowers will pay to the Bank a fee of $22.00 if a Borrower makes a payment on this Note and the check or pre-authorized charge with which the Borrower pays is later dishonored.

     4. PREPAYMENT OF LOANS. Any voluntary or involuntary prepayment hereof shall be subject to a prepayment premiums equal to the greater of (a) 1% of the prepaid amount or (b) an amount determined by the Bank to compensate it for all actual losses or costs resulting therefrom reasonably incurred by the Bank in reinvesting or redeploying the prepaid funds; provided, however, no prepayment penalty shall apply if the Borrowers voluntarily prepay with internally generated cash, so long as no funds used to prepay are received from banks, finance companies or other entities engaged in the business of lending money.

     5. EVENTS OF DEFAULT. Upon or after the occurrence of any Event of Default as defined in the Loan Agreement (an "Event of Default"), all principal amounts outstanding hereunder, together with accrued interest thereon and all applicable late charges and surcharges and all other liabilities and obligations of the Borrowers to the Bank, shall, at the option of the Bank, accelerate and become immediately due and payable and any privilege of the Borrower to take or request advances hereunder or under the Loan Documents shall terminate; all of the foregoing without presentment or


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

demand for payment, notice of non-payment, protest or any other notice or demand of any kind, all of which are expressly waived by the Borrowers.

     6. OTHER PROVISIONS.

          (a) The Borrowers hereby grant to Bank, a lien, security interest and right of setoff as security for all liabilities and obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits and property, of any Borrower now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of the Bank or in transit to any of them. At any time, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of a Borrower even though unmatured.

          (b) THE BANK AND EACH BORROWER IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING HEREAFTER INSTITUTED BY OR AGAINST THE BANK OR ANY BORROWER IN RESPECT OF THIS NOTE OR ARISING OUT OF ANY DOCUMENT, INSTRUMENT OR AGREEMENT EVIDENCING, GOVERNING OR SECURING THIS NOTE, INCLUDING THE AFORESAID AGREEMENT.

          (c) EACH BORROWER ACKNOWLEDGE THAT THE LOAN EVIDENCE BY THIS NOTE IS PART OF A COMMERCIAL TRANSACTION.

          (d) Each Borrower hereby waives diligence, demand, presentment for payment, notice of nonpayment, protest and notice of protest, and notice of any renewals or extensions of this Note, and agree that the time for payment of this Note may be changed and extended at Bank's sole discretion, without impairing their liability hereon, and further consent to the release of all or any part of the security for the payment hereof at the discretion of Bank, or the release of any party liable for this obligation without affecting the liability of the other parties hereto. Any delay on the part of the Bank in exercising any right hereunder shall not operate as a waiver of any such right, and any waiver granted for one occasion shall not operate as a waiver in the event of any subsequent occasion.

          (e) If any provision of this Note shall, to any extent, be held invalid or unenforceable, then only such provisions shall be deemed ineffective and the remainder of this Note shall not be affected.

          (f) This Note shall be the joint and several obligation of each Borrower (if here be more than one) and each provision of this Note shall apply to each and all jointly and severally and to the property and liabilities of each and all, all of which hereby waive diligence, demand, presentment for payment, notice of nonpayment, protest and notice of dishonor, and who hereby agree to any extension or delay in the time for payment or enforcement, to renewal of this Note and to any substitution or release of any collateral, all without notice and without any effect on their liabilities. The rights and remedies of the holder


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     hereof shall be cumulative and not in the alternative, and shall include all rights and remedies granted herein, in any document, instrument or agreement governing, evidencing or securing this Note and under all applicable laws. The provisions of this Note shall bind the heirs, executors, administrators, assigns and successors of each and every Borrower and shall inure to the benefit of Bank, its successors and assigns. This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

          (g) MULTIPLE BORROWERS. Any certificate, instruction, instrument or request executed or made by any Borrower to the Bank including without limitation any Covenant Compliance Certificate or request for advances under any Loan may be relied upon by the Bank and shall be binding upon all Borrowers to the same extent as if they had each separately executed or made it and the Bank may consider and rely on the requests, representations, statements and covenants contained in such certificate, instruction or instrument or request as the representation, statements and covenants of all Borrowers even though executed by less than all of the Borrowers.

     Executed as a sealed instrument on the date first written above.

                                             MATEC Corporation


/s/ Daniel F. Shimkus, Jr.                   By /s/ Michael J. Kroll
    ---------------------                       --------------------
Witness

                                             Valpey Fisher Corporation

/s/ Daniel F. Shimkus, Jr.                   By /s/ Michael J. Kroll
    ---------------------                        -------------------
Witness


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